For Immediate Release

IRELAND INC. SIGNS AGREEMENT AND PLAN OF MERGER WITH
COLUMBUS BRINE INC.

HENDERSON, Nevada – December 17, 2007 – Ireland Inc. (OTC BB: IRLD) (“Ireland”), a mining exploration and development company focused upon the extraction of precious and base metals from mineral deposits in the Southwestern United States, announced today that it has signed an Agreement and Plan of Merger (the “Merger Agreement”) with Columbus Brine Inc. (“CBI”).

On August 15, 2007, Ireland entered into an agreement with Nanominerals Corp. that conveyed to Ireland an option to acquire a potential gold, silver and calcium carbonate project known as the Columbus Project through a merger with CBI, which currently owns the Columbus Project. Under the original terms of this agreement, Ireland could not exercise its option to acquire CBI until January 1, 2008. Based upon results of technical activities, to date, Ireland and CBI agreed to accelerate the exercise of the option, and Ireland’s merger with CBI is now scheduled to close on January 31, 2008.

Under the terms of the Merger Agreement, CBI shareholders will receive shares of Ireland common stock valued at $20 million, with the total number of shares to be issued determined according to an agreed-upon formula based on the average closing price of Ireland’s common stock during a specified period of time before the scheduled closing date for the merger. CBI shareholders will also be issued a warrant to purchase one share of Ireland’s common stock for every two shares of common stock issued to CBI shareholders in the merger. The number of warrants to be issued under the Merger Agreement was increased from the number that was agreed upon under the original terms of the option for the Columbus Project due to a recent expansion by CBI of the assets making up the Columbus Project. CBI recently acquired the rights to an additional set of claims adjacent to the Columbus Project, thereby increasing the total claim area from approximately 19,300 acres to approximately 42,500 acres. These claims, along with a production permit for the extraction of precious metals on 380 acres, a mill site facility, 80 acres of private land, and water rights now comprise the assets of the Columbus Project.

“We are very pleased with the progress of our technical program, to date, and with the successful completion of our $13 million equity financing in October 2007,” stated Douglas Birnie, President of Ireland. “Upon completion of the merger, Ireland will own 100% of the Columbus Project, and we look forward to moving the Project closer to production in 2008.”

About Ireland Inc.

Ireland Inc. (IRLD) (“Ireland”) is a mining exploration and development company that is focused upon the extraction of precious and base metals from mineral deposits in the Southwestern United States.

Earlier in 2007, Ireland acquired options to acquire up to 100% of two mining properties, both of which are prospective for gold and other minerals. The recent completion of a $13 million equity raise has positioned Ireland to move forward with its development program on both projects.

Forward-Looking Statement

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, Ireland’s limited operating history, future trends in mineral prices, the availability of capital, geological or mechanical difficulties affecting Ireland’s planned geological work programs, uncertainties surrounding estimates of mineralized material and other risks detailed in Ireland’s filings with the U.S. Securities and Exchange Commission. In addition, closing of the merger with CBI is subject to a number of terms and conditions set out in the Merger Agreement, including the completion by Ireland of its due diligence investigations with respect to CBI. By making these forward-looking statements, Ireland undertakes no obligation to update these statements for revisions or changes in the future.